Exhibit 99.2
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MEREDITH CORPORATION CREATES PORTLAND DUOPOLY THROUGH STATION TRADE WITH FOX
TELEVISION STATIONS, INC.


DES MOINES, Iowa - (March 22, 2002) - Meredith Corporation (NYSE: MDP) announced today that it has agreed to trade television stations with News Corporation and Fox Television Stations, Inc., and enter into new affiliation agreements with respect to all of Meredith's Fox affiliates. The transaction successfully creates a Meredith duopoly of television stations in Portland, OR, and a FOX duopoly in Orlando, FL. Meredith has additional Fox affiliates in Las Vegas, NV; Greenville-Spartanburg-Anderson, SC, Asheville, NC; and Bend OR.

The transaction, which is subject to regulatory approval, transfers ownership of the Fox-owned-and-operated UPN affiliate in Portland, KPTV-12, to Meredith. Meredith currently owns Portland's KPDX-TV, Fox-49. In return, Meredith transfers ownership of its Orlando Fox affiliate, WOFL-TV, Fox-35, and its Ocala-Gainesville, FL affiliate, WOGX-53, to Fox Television Stations. Fox Television Stations currently owns the UPN affiliate, WRBW-65, in Orlando.

Kevin O'Brien, President of Meredith Broadcasting Group, said "we are excited for the opportunity to own two stations in a vibrant market like Portland.
Both KPDX and KPTV have served their communities well over the years, and we look forward to offering improved programming to viewers and increased reach to advertisers in the Portland area."

Meredith Chief Financial Officer Suku V. Radia said the transaction is not expected to have a material financial impact on fiscal 2002 or fiscal 2003.

The closing of the station exchange is subject to the approval of the Federal Communications Commission, Hart-Scott-Rodino clearance and certain customary closing conditions. Meredith and News Corporation today filed with the FCC an application for the transfer of station licenses from Fox to Meredith and from Meredith to Fox. The new affiliation agreements become effective when the transaction is closed.


About Meredith Corporation
--------------------------
Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with core competencies in magazine and book publishing, television broadcasting, integrated marketing and interactive media. Meredith owns 12 television stations that reach nearly 10 percent of television households across the country.